Exhibit 99

VF Corporation Reports Balanced Performance in Second Quarter and Revises Full Year Fiscal 2023 Outlook

DENVER--(BUSINESS WIRE)--October 26, 2022--VF Corporation (NYSE: VFC) today announced financial results for its second quarter (Q2'FY23) ended October 1, 2022.

Q2'FY23 Financial Highlights

  Revenue $3.1 billion, declined 4% (up 2% in constant dollars) with big four brands down 5% (up 1% in constant dollars) and the balance of the portfolio up 4% (up 13% in constant dollars)
    The North Face® revenue $1.0 billion, up 8% (up 14% in constant dollars)
    Vans® revenue $1.0 billion, down 13% (down 8% in constant dollars)
  Gross margin 51.4%, down 230 basis points; Adjusted gross margin 51.5%, down 240 basis points
  Operating margin (2.9)%, down 2,040 basis points; Adjusted operating margin 12.3%, down 440 basis points
  Earnings (loss) per share (EPS) $(0.31), down 126%; Adjusted EPS $0.73, down 34%
  Return of $194 million to shareholders through cash dividends

H1'FY23 Financial Highlights

  Revenue $5.3 billion, down 1% (up 4% in constant dollars) with big four brands down 2% (up 3% in constant dollars) and the balance of the portfolio increasing 6% (up 14% in constant dollars)
    The North Face® revenue $1.4 billion, up 15% (up 21% in constant dollars)
    Vans® revenue $1.9 billion, down 10% (down 6% in constant dollars)
  Gross margin 52.4%, down 240 basis points; Adjusted gross margin 52.6%, down 250 basis points
  Operating margin (0.5)%, down 1,460 basis points; Adjusted operating margin 8.5%, down 420 basis points
  Earnings (loss) per share $(0.45), down 129%; Adjusted EPS $0.81, down 41%
  Return of $388 million to shareholders through cash dividends

FY23 Financial Outlook

  VF is maintaining its constant dollar revenue outlook but revising its earnings outlook to reflect increased negative impacts from foreign currency fluctuations as well as heightened inventory levels and increased promotional activity in the marketplace
  Total VF revenue up 5% to 6% in constant dollars, unchanged from the previous outlook
  Adjusted gross margin down 100 to 150 basis points, compared to the previous outlook of down 50 basis points
  Adjusted operating margin 11.0%, compared to the previous outlook of approximately 12.0%
  Adjusted EPS is now expected to be in the range of $2.40 to $2.50, versus $3.18 in the prior year and compared to the previous outlook of $2.60 to $2.70
  Adjusted cash flow from operations at least $0.9 billion, compared to the previous outlook of $1.0 billion; Capital expenditures approximately $230 million versus the previous outlook of $240 million
    Excludes the impact of an $876 million payment VF made on October 19, 2022 to the Internal Revenue Service (IRS) for the dispute regarding the timing of income inclusion associated with VF's acquisition of Timberland in 2011, as previously disclosed
  VF's FY23 outlook assumes the following:
    No additional significant COVID-19 related lockdowns in any key commercial or production regions
    No significant worsening in global inflation rates and consumer sentiment

Steve Rendle, Chairman, President and CEO of VF said:

"VF’s balanced performance in Q2 demonstrates the resiliency of our brand portfolio against a more disrupted global marketplace. Our purpose built portfolio of iconic, deeply-loved brands continues to benefit from tailwinds in the outdoor, active, streetwear and workwear spaces while we also actively address the near-term challenges at Vans, the ongoing COVID-related disruption in China, and the broader macro-economic and geopolitical headwinds, which have created tremendous uncertainty for all businesses and consumers.

In the near term, in light of the challenging environment, we are acting proactively to generate increased revenue through the balance of the year while protecting profitability by tightly controlling all non-strategic spend. I am confident in our ability to deliver on our targets and to maximize the potential of all our brands when the environment improves. We will remain focused on the things we can control and will continue leveraging VF’s unique business model and competitive strengths to drive consistent, sustainable and profitable growth."

Summary Revenue Information (Unaudited)

	Three Months Ended September				Six Months Ended September
(Dollars in millions)	2022	2021	% Change	% Change (constant currency)	2022	2021	% Change	% Change (constant currency)
Brand:
Vans®	$952.1	$1,090.3	(13)%	(8)%	$1,899.0	$2,110.2	(10)%	(6)%
The North Face®	950.8	883.7	8%	14%	1,431.9	1,249.9	15%	21%
Timberland®	524.2	545.4	(4)%	3%	793.6	794.8	—%	7%
Dickies®	186.4	230.0	(19)%	(15)%	356.8	429.3	(17)%	(14)%
Other Brands	467.1	448.7	4%	13%	860.9	808.5	6%	14%
VF Revenue	$3,080.6	$3,198.2	(4)%	2%	$5,342.2	$5,392.8	(1)%	4%

Region:
Americas	$1,754.1	$1,807.1	(3)%	(3)%	$3,139.2	$3,109.0	1%	1%
EMEA	932.4	972.6	(4)%	12%	1,527.0	1,512.6	1%	16%
APAC	394.0	418.5	(6)%	2%	676.0	771.2	(12)%	(6)%
VF Revenue	$3,080.6	$3,198.2	(4)%	2%	$5,342.2	$5,392.8	(1)%	4%
International	$1,511.4	$1,583.0	(5)%	8%	$2,503.4	$2,581.0	(3)%	8%

Channel:
DTC	$1,146.1	$1,192.1	(4)%	1%	$2,145.2	$2,265.8	(5)%	(1)%
Wholesale (a)	1,934.5	2,006.2	(4)%	3%	3,197.0	3,127.0	2%	8%
VF Revenue	$3,080.6	$3,198.2	(4)%	2%	$5,342.2	$5,392.8	(1)%	4%

All references to periods ended September 2022 relate to the 13-week and 26-week fiscal periods ended October 1, 2022 and all references to periods ended September 2021 relate to the 13-week and 26-week fiscal periods ended October 2, 2021.

Note: Amounts may not sum due to rounding
(a) Royalty revenues are included in the wholesale channel for all periods.

All per share amounts are presented on a diluted basis. This release refers to “reported” and “constant dollar” amounts, terms that are described under the heading below “Constant Currency - Excluding the Impact of Foreign Currency.” Unless otherwise noted, “reported” and “constant dollar” amounts are the same. This release also refers to “continuing” and “discontinued” operations amounts, which are concepts described under the heading below “Discontinued Operations - Occupational Workwear Business.” Unless otherwise noted, results presented are based on continuing operations. This release also refers to “adjusted” amounts, a term that is described under the heading below “Adjusted Amounts - Excluding Transaction and Deal Related Activities, Costs Related to Specified Strategic Business Decisions, Noncash Impairment Charges and Pension Settlement Charge.” Unless otherwise noted, “reported” and “adjusted” amounts are the same.

Second Quarter Fiscal 2023 Income Statement Review

  Revenue decreased 4% (up 2% in constant dollars) to $3.1 billion driven by increases in the EMEA and APAC regions partially offset by lower sales in the Americas region.
  Gross margin decreased 230 basis points to 51.4%, primarily driven by higher costs and promotional activity partially offset by price increases. On an adjusted basis, gross margin decreased 240 basis points to 51.5%.
  Operating income (loss) on a reported basis was $(90.8) million. Operating margin on a reported basis was (2.9)%. On an adjusted basis, operating income decreased 29% (down 22% in constant dollars) to $378.7 million. Adjusted operating margin decreased 440 basis points to 12.3%.
  Earnings (loss) per share was $(0.31) on a reported basis. On an adjusted basis, earnings per share decreased 34% (down 27% in constant dollars) to $0.73.

COVID-19 Update

To help mitigate the spread of COVID-19 and in response to public health advisories and governmental actions and regulations, VF has modified its business practices in certain locations, including the temporary closing of offices and retail stores, instituting travel bans and restrictions and implementing health and safety measures including social distancing and quarantines.

The majority of VF's supply chain is currently operational. Raw material suppliers in China are currently operational, though the 8-week lockdown in China during VF's first quarter resulted in logistics challenges which continue to contribute to ongoing product delays. Suppliers are complying with local public health advisories and governmental restrictions. Most final product manufacturing and assembly suppliers are largely back to normal operating levels. VF is working with its suppliers to minimize disruption and is employing expedited freight strategically as needed. VF's distribution centers are operational in accordance with local government guidelines while maintaining enhanced health and safety protocols.

In North America, no stores were closed during the second quarter. Currently, all stores are open.

In the EMEA region, no stores were closed during the second quarter due to COVID-19. Currently, all stores are open.

In the APAC region, including Mainland China, no stores were closed at the beginning of the second quarter with a peak of 7% of stores (including partner doors) closed and an average of 3% of stores closed throughout the quarter. At the end of the second quarter, 4% of stores were closed and, as of today, 7% of stores are closed.

VF is continuing to monitor the evolution of COVID-19 globally and will comply with guidance from government entities and public health authorities to prioritize the health and well-being of its employees, customers, trade partners and consumers.

Balance Sheet Highlights

Inventories were up 88% compared with the same period last year, partially driven by an increase of in-transit inventory of approximately $510 million as VF modified terms with the majority of its suppliers in the first quarter of fiscal 2023 to take ownership of inventory at point of shipment rather than destination. Accounts payable increased 91%, which was largely driven by the increase of in-transit inventory. VF returned approximately $194 million of cash to shareholders through dividends during the quarter.

Dividend Declared

VF’s Board of Directors declared a quarterly dividend of $0.51 per share, reflecting a 2% increase over the previous quarter’s dividend. This dividend will be payable on December 20, 2022, to shareholders of record at the close of business on December 12, 2022. Subject to approval by its Board of Directors, VF intends to continue to pay its regularly scheduled cash dividend.

Webcast Information

VF will host its second quarter fiscal 2023 conference call beginning at 4:30 p.m. Eastern Time today. The conference call will be broadcast live via the Internet, accessible at ir.vfc.com. For those unable to listen to the live broadcast, an archived version will be available at the same location.

Presentation

A presentation on second quarter fiscal 2023 results will be available at ir.vfc.com today before the conference call and will be archived at the same location.

About VF

Founded in 1899, VF Corporation is one of the world’s largest apparel, footwear and accessories companies connecting people to the lifestyles, activities and experiences they cherish most through a family of iconic outdoor, active and workwear brands including Vans®, The North Face®, Timberland® and Dickies®. Our purpose is to power movements of sustainable and active lifestyles for the betterment of people and our planet. We connect this purpose with a relentless drive to succeed to create value for all stakeholders and use our company as a force for good. For more information, please visit vfc.com.

Constant Currency - Excluding the Impact of Foreign Currency

This release refers to “reported” amounts in accordance with U.S. generally accepted accounting principles (“GAAP”), which include translation and transactional impacts from foreign currency exchange rates. This release also refers to “constant dollar” amounts, which exclude the impact of translating foreign currencies into U.S. dollars. Reconciliations of GAAP measures to constant currency amounts are presented in the supplemental financial information included with this release, which identifies and quantifies all excluded items, and provides management’s view of why this information is useful to investors.

Discontinued Operations - Occupational Workwear Business

On June 28, 2021, VF completed the sale of its Occupational Workwear business. The Occupational Workwear business was comprised primarily of the following brands and businesses: Red Kap®, VF Solutions®, Bulwark®, Workrite®, Walls®, Terra®, Kodiak®, Work Authority® and Horace Small®. The business also included a license for certain Dickies® occupational workwear products that were historically sold through the business-to-business channel. Accordingly, the company has reported the operating results and cash flows of the business in discontinued operations for all periods through the date of sale.

Adjusted Amounts - Excluding Transaction and Deal Related Activities, Costs Related to Specified Strategic Business Decisions, Noncash Impairment Charges and Pension Settlement Charge

The adjusted amounts in this release exclude transaction and deal related activities associated with the acquisition of the Supreme® brand. Total transaction and deal related activities include integration costs of approximately $0.3 million in the first six months of fiscal 2023.

The adjusted amounts in this release exclude costs related to VF's business model transformation primarily driven by Corporate actions and resulting restructuring costs, and a transformation initiative for our Asia-Pacific regional operations. Total costs were approximately $48 million in the second quarter of fiscal 2023 and $61 million in the first six months of fiscal 2023.

The adjusted amounts in this release exclude noncash impairment charges related to the Supreme® reporting unit goodwill and indefinite-lived trademark intangible asset of approximately $422 million in the second quarter and first six months of fiscal 2023. The impairment charges were driven by non-operating factors including higher interest rates and foreign currency fluctuations.

The adjusted amounts in this release exclude a noncash pension settlement charge. The pension settlement charge resulted from the purchase of a group annuity contract, which was an action taken to streamline administration, manage financial risk associated with pension plans, and to transfer a portion of the liability associated with VF's U.S. pension plan to an insurance company. Total expense was approximately $92 million in the first six months of fiscal 2023.

Combined, the above items negatively impacted earnings per share by $1.04 during the second quarter of fiscal 2023 and $1.26 during the first six months of fiscal 2023. All adjusted amounts referenced herein exclude the effects of these amounts.

Reconciliations of measures calculated in accordance with GAAP to adjusted amounts are presented in the supplemental financial information included with this release, which identifies and quantifies all excluded items, and provides management’s view of why this information is useful to investors. The company also provides guidance on a non-GAAP basis as we cannot predict certain elements which are included in reported GAAP results. Additionally, the impact of the payment of taxes and interest related to the dispute with the IRS regarding the Timberland acquisition in 2011 has been excluded from fiscal 2023 adjusted cash flow from operations.

Forward-looking Statements

Certain statements included in this release are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve several risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” and “may” and other words and terms of similar meaning or use of future dates, however, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements regarding VF’s plans, objectives, projections and expectations relating to VF’s operations or financial performance, and assumptions related thereto are forward-looking statements. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. VF undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Potential risks and uncertainties that could cause the actual results of operations or financial condition of VF to differ materially from those expressed or implied by forward-looking statements include, but are not limited to: risks arising from the widespread outbreak of an illness or any other communicable disease, or any other public health crisis, including the coronavirus (COVID-19) global pandemic; the level of consumer demand for apparel, footwear and accessories; disruption to VF’s distribution system; changes in global economic conditions and the financial strength of VF’s customers, including as a result of current inflationary pressures; fluctuations in the price, availability and quality of raw materials and contracted products; disruption and volatility in the global capital and credit markets; VF’s response to changing fashion trends, evolving consumer preferences and changing patterns of consumer behavior; intense competition from online retailers and other direct-to-consumer business risks; third-party manufacturing and product innovation; increasing pressure on margins; VF’s ability to implement its business strategy; VF’s ability to grow its international, direct-to-consumer and digital businesses; VF’s ability to transform its model to be more consumer-minded, retail-centric and hyper-digital; retail industry changes and challenges; VF’s ability to create and maintain an agile and efficient operating model and organizational structure; VF’s and its vendors’ ability to maintain the strength and security of information technology systems; the risk that VF’s facilities and systems and those of our third-party service providers may be vulnerable to and unable to anticipate or detect data or information security breaches and data or financial loss; VF’s ability to properly collect, use, manage and secure business, consumer and employee data and comply with privacy and security regulations; foreign currency fluctuations; stability of VF’s vendors’ manufacturing facilities and VF’s ability to establish and maintain effective supply chain capabilities; continued use by VF’s suppliers of ethical business practices; VF’s ability to accurately forecast demand for products; continuity of members of VF’s management; VF’s ability to recruit, develop or retain qualified employees; VF’s ability to protect trademarks and other intellectual property rights; possible goodwill and other asset impairment such as the recent impairment charges related to the Supreme® reporting unit goodwill and indefinite-lived trademark intangible asset; maintenance by VF’s licensees and distributors of the value of VF’s brands; VF’s ability to execute acquisitions and dispositions and integrate acquisitions; business resiliency in response to natural or man-made economic, political or environmental disruptions; changes in tax laws and additional tax liabilities, including for the timing of income inclusion associated with our acquisition of the Timberland® brand in 2011; legal, regulatory, political, economic, and geopolitical risks, including those related to the current conflict in Ukraine; changes to laws and regulations; adverse or unexpected weather conditions; VF's indebtedness and its ability to obtain financing on favorable terms, if needed, could prevent VF from fulfilling its financial obligations; climate change and increased focus on environmental, social and governance issues; and tax risks associated with the spin-off of our Jeanswear business completed in 2019. More information on potential factors that could affect VF’s financial results is included from time to time in VF’s public reports filed with the SEC, including VF’s Annual Report on Form 10-K, and Quarterly Reports on Form 10-Q, and Forms 8-K filed or furnished with the SEC.

VF CORPORATION Condensed Consolidated Statements of Operations (Unaudited) (In thousands, except per share amounts)

	Three Months Ended September		Six Months Ended September
	2022	2021	2022	2021
Net revenues	$3,080,600	$3,198,235	$5,342,195	$5,392,792
Costs and operating expenses
Cost of goods sold	1,498,177	1,479,446	2,541,159	2,434,997
Selling, general and administrative expenses	1,251,320	1,160,303	2,406,571	2,196,425
Impairment of goodwill and intangible assets	421,922	—	421,922	—
Total costs and operating expenses	3,171,419	2,639,749	5,369,652	4,631,422
Operating income (loss)	(90,819)	558,486	(27,457)	761,370
Interest expense, net	(33,903)	(34,370)	(65,165)	(67,145)
Other income (expense), net	(9,280)	7,549	(103,994)	16,590
Income (loss) from continuing operations before income taxes	(134,002)	531,665	(196,616)	710,815
Income tax expense (benefit)	(15,570)	67,612	(22,224)	92,790
Income (loss) from continuing operations	(118,432)	464,053	(174,392)	618,025
Income from discontinued operations, net of tax	—	—	—	170,273
Net income (loss)	$(118,432)	$464,053	$(174,392)	$788,298
Earnings (loss) per common share - basic (a)
Continuing operations	$(0.31)	$1.18	$(0.45)	$1.58
Discontinued operations	—	—	—	0.43
Total earnings (loss) per common share - basic	$(0.31)	$1.18	$(0.45)	$2.01
Earnings (loss) per common share - diluted (a)
Continuing operations	$(0.31)	$1.18	$(0.45)	$1.57
Discontinued operations	—	—	—	0.43
Total earnings (loss) per common share - diluted	$(0.31)	$1.18	$(0.45)	$2.00
Weighted average shares outstanding
Basic	387,688	391,779	387,625	391,565
Diluted	387,688	394,017	387,625	394,072
Cash dividends per common share	$0.50	$0.49	$1.00	$0.98

Basis of presentation of condensed consolidated financial statements: VF operates and reports using a 52/53 week fiscal year ending on the Saturday closest to March 31 of each year. For presentation purposes herein, all references to periods ended September 2022 relate to the 13-week and 26-week fiscal periods ended October 1, 2022 and all references to periods ended September 2021 relate to the 13-week and 26-week fiscal periods ended October 2, 2021. References to March 2022 relate to information as of April 2, 2022.

(a) Amounts have been calculated using unrounded numbers.

VF CORPORATION Condensed Consolidated Balance Sheets (Unaudited) (In thousands)

	September	March	September
	2022	2022	2021
ASSETS
Current assets
Cash and equivalents	$552,811	$1,275,943	$1,360,138
Accounts receivable, net	1,834,598	1,467,842	1,787,331
Inventories	2,749,894	1,418,673	1,464,714
Other current assets	550,940	425,622	357,687
Total current assets	5,688,243	4,588,080	4,969,870
Property, plant and equipment, net	984,115	1,041,777	1,011,415
Goodwill and intangible assets, net	4,878,722	5,394,158	5,434,009
Operating lease right-of-use assets	1,217,172	1,247,056	1,380,106
Other assets	1,015,890	1,071,137	1,093,687
Total assets	$13,784,142	$13,342,208	$13,889,087
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Short-term borrowings	$1,692,745	$335,462	$10,173
Current portion of long-term debt	832,136	501,051	1,001,037
Accounts payable	1,022,408	562,992	534,365
Accrued liabilities	1,798,702	1,915,892	1,838,790
Total current liabilities	5,345,991	3,315,397	3,384,365
Long-term debt	3,526,101	4,584,261	4,682,751
Operating lease liabilities	1,022,451	1,023,759	1,146,944
Other liabilities	803,963	888,436	1,076,546
Total liabilities	10,698,506	9,811,853	10,290,606
Stockholders' equity	3,085,636	3,530,355	3,598,481
Total liabilities and stockholders' equity	$13,784,142	$13,342,208	$13,889,087

VF CORPORATION Condensed Consolidated Statements of Cash Flows (Unaudited) (In thousands)

	Six Months Ended September
	2022	2021
Operating activities
Net income (loss)	$(174,392)	$788,298
Income from discontinued operations, net of tax	—	170,273
Income (loss) from continuing operations, net of tax	(174,392)	618,025
Impairment of goodwill and intangible assets	421,922	—
Depreciation and amortization	130,623	134,553
Reduction in the carrying amount of right-of-use assets	185,880	208,687
Other adjustments	(1,477,990)	(1,138,492)
Cash used by operating activities - continuing operations	(913,957)	(177,227)
Cash provided by operating activities - discontinued operations	—	6,090
Cash used by operating activities	(913,957)	(171,137)
Investing activities
Business acquisitions, net of cash received	—	3,760
Proceeds from sale of businesses, net of cash sold	—	616,529
Proceeds from sale of short-term investments	—	598,806
Capital expenditures	(89,958)	(144,582)
Software purchases	(47,858)	(42,119)
Other, net	6,112	20,491
Cash provided (used) by investing activities - continuing operations	(131,704)	1,052,885
Cash used by investing activities - discontinued operations	—	(525)
Cash provided (used) by investing activities	(131,704)	1,052,360
Financing activities
Contingent consideration payment	(56,976)	—
Net increase (decrease) from short-term borrowings and long-term debt	855,955	(1,397)
Cash dividends paid	(388,284)	(384,427)
Proceeds from issuance of Common Stock, net of (payments) for tax withholdings	(1,931)	25,971
Cash provided (used) by financing activities	408,764	(359,853)
Effect of foreign currency rate changes on cash, cash equivalents and restricted cash	(85,888)	(10,958)
Net change in cash, cash equivalents and restricted cash	(722,785)	510,412
Cash, cash equivalents and restricted cash – beginning of year	1,277,082	851,205
Cash, cash equivalents and restricted cash – end of period	$554,297	$1,361,617

VF CORPORATION Supplemental Financial Information Reportable Segment Information (Unaudited) (In thousands)

	Three Months Ended September			% Change Constant
	2022	2021	% Change	Currency (a)
Segment revenues
Outdoor	$1,555,328	$1,506,621	3%	10%
Active	1,260,110	1,392,173	(9)%	(4)%
Work	265,162	299,163	(11)%	(9)%
Other (b)	—	278	*	*
Total segment revenues	$3,080,600	$3,198,235	(4)%	2%
Segment profit (loss)
Outdoor	$260,439	$284,076
Active	180,255	284,349
Work	39,500	61,973
Other (b)	(157)	(370)
Total segment profit	480,037	630,028
Impairment of goodwill and intangible assets	(421,922)	—
Corporate and other expenses	(158,214)	(63,993)
Interest expense, net	(33,903)	(34,370)
Income (loss) from continuing operations before income taxes	$(134,002)	$531,665

(a) Refer to constant currency definition on the following pages.

(b) Other is included for purposes of reconciliation of revenues and profit, but it is not considered a reportable segment. Includes results primarily related to the sale of non-VF products and sourcing activities related to transition services.

* Calculation not meaningful

VF CORPORATION Supplemental Financial Information Reportable Segment Information (Unaudited) (In thousands)

	Six Months Ended September			% Change Constant
	2022	2021	% Change	Currency (a)
Segment revenues
Outdoor	$2,323,952	$2,124,375	9%	16%
Active	2,514,055	2,694,241	(7)%	(2)%
Work	504,040	573,898	(12)%	(10)%
Other (b)	148	278	*	*
Total segment revenues	$5,342,195	$5,392,792	(1)%	4%
Segment profit (loss)
Outdoor	$213,588	$212,329
Active	394,286	555,211
Work	74,502	102,977
Other (b)	(382)	(652)
Total segment profit	681,994	869,865
Impairment of goodwill and intangible assets	(421,922)	—
Corporate and other expenses	(391,523)	(91,905)
Interest expense, net	(65,165)	(67,145)
Income (loss) from continuing operations before income taxes	$(196,616)	$710,815

(a) Refer to constant currency definition on the following pages.

(b) Other is included for purposes of reconciliation of revenues and profit, but it is not considered a reportable segment. Includes results primarily related to the sale of non-VF products and sourcing activities related to transition services.

* Calculation not meaningful

VF CORPORATION Supplemental Financial Information Reportable Segment Information – Constant Currency Basis (Unaudited) (In thousands)

	Three Months Ended September 2022
	As Reported	Adjust for Foreign
	under GAAP	Currency Exchange	Constant Currency
Segment revenues
Outdoor	$1,555,328	$106,555	$1,661,883
Active	1,260,110	79,943	1,340,053
Work	265,162	8,454	273,616
Other	—	—	—
Total segment revenues	$3,080,600	$194,952	$3,275,552
Segment profit (loss)
Outdoor	$260,439	$19,152	$279,591
Active	180,255	18,337	198,592
Work	39,500	1,187	40,687
Other	(157)	(16)	(173)
Total segment profit	480,037	38,660	518,697
Impairment of goodwill and intangible assets	(421,922)	—	(421,922)
Corporate and other expenses	(158,214)	(1,429)	(159,643)
Interest expense, net	(33,903)	—	(33,903)
Income (loss) from continuing operations before income taxes	$(134,002)	$37,231	$(96,771)
Diluted earnings per share growth	(126)%	7%	(119)%

Constant Currency Financial Information

VF is a global company that reports financial information in U.S. dollars in accordance with GAAP. Foreign currency exchange rate fluctuations affect the amounts reported by VF from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a non-GAAP financial measure that excludes the impact of translating foreign currencies into U.S. dollars. We use constant currency information to provide a framework to assess how our business performed excluding the effects of changes in the rates used to calculate foreign currency translation. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.

To calculate foreign currency translation on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

These constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, our operating performance measures calculated in accordance with GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

VF CORPORATION Supplemental Financial Information Reportable Segment Information – Constant Currency Basis (Unaudited) (In thousands)

	Six Months Ended September 2022
	As Reported	Adjust for Foreign
	under GAAP	Currency Exchange	Constant Currency
Segment revenues
Outdoor	$2,323,952	$145,764	$2,469,716
Active	2,514,055	132,017	2,646,072
Work	504,040	12,938	516,978
Other	148	—	148
Total segment revenues	$5,342,195	$290,719	$5,632,914
Segment profit (loss)
Outdoor	$213,588	$19,036	$232,624
Active	394,286	30,379	424,665
Work	74,502	1,736	76,238
Other	(382)	(26)	(408)
Total segment profit	681,994	51,125	733,119
Impairment of goodwill and intangible assets	(421,922)	—	(421,922)
Corporate and other expenses	(391,523)	(2,321)	(393,844)
Interest expense, net	(65,165)	—	(65,165)
Income (loss) from continuing operations before income taxes	$(196,616)	$48,804	$(147,812)
Diluted earnings per share growth	(129)%	7%	(122)%

Constant Currency Financial Information

VF is a global company that reports financial information in U.S. dollars in accordance with GAAP. Foreign currency exchange rate fluctuations affect the amounts reported by VF from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a non-GAAP financial measure that excludes the impact of translating foreign currencies into U.S. dollars. We use constant currency information to provide a framework to assess how our business performed excluding the effects of changes in the rates used to calculate foreign currency translation. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.

To calculate foreign currency translation on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

These constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, our operating performance measures calculated in accordance with GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

VF CORPORATION

Supplemental Financial Information

Reconciliation of Select GAAP Measures to Non-GAAP Measures - Three and Six Months Ended September 2022

(Unaudited)

(In thousands, except per share amounts)

Three Months Ended September 2022	As Reported under GAAP	Transaction and Deal Related Activities (a)	Specified Strategic Business Decisions (b)	Impairment and Pension Settlement Charge (c)	Adjusted
Revenues	$3,080,600	$—	$—	$—	$3,080,600

Gross profit	1,582,423	—	3,283	—	1,585,706
Percent	51.4%				51.5%

Operating income (loss)	(90,819)	—	47,644	421,922	378,747
Percent	(2.9)%				12.3%

Diluted earnings (loss) per share from continuing operations (d)	(0.31)	—	0.10	0.94	0.73

Six Months Ended September 2022	As Reported under GAAP	Transaction and Deal Related Activities (a)	Specified Strategic Business Decisions (b)	Impairment and Pension Settlement Charge (c)	Adjusted
Revenues	$5,342,195	$—	$—	$—	$5,342,195

Gross profit	2,801,036	—	8,364	—	2,809,400
Percent	52.4%				52.6%

Operating income (loss)	(27,457)	331	61,422	421,922	456,218
Percent	(0.5)%				8.5%

Diluted earnings (loss) per share from continuing operations (d)	(0.45)	—	0.13	1.14	0.81

(a) Transaction and deal related activities reflect activities associated with the acquisition of Supreme Holdings, Inc. and include integration costs of $0.3 million for the six months ended September 2022. The transaction and deal related activities resulted in a net tax benefit of $0.1 million in the six months ended September 2022.

(b) Specified strategic business decisions include costs related to VF's business model transformation of $45.2 million and $51.2 million during the three and six months ended September 2022, respectively, related primarily to Corporate actions and resulting restructuring costs. Specified strategic business decisions also include costs related to a transformation initiative for our Asia-Pacific regional operations of $2.4 million and $10.2 million in the three and six months ended September 2022, respectively. The specified strategic business decisions resulted in a net tax benefit of $10.1 million and $12.3 million in the three and six months ended September 2022, respectively.

(c) VF recognized noncash impairment charges related to the Supreme reporting unit goodwill and indefinite-lived trademark intangible asset of $421.9 million during the three and six months ended September 2022. The impairment charges were driven by non-operating factors including higher interest rates and foreign currency fluctuations.

A noncash pension settlement charge of $91.8 million was recorded in the Other income (expense), net line item during the six months ended September 2022. The pension settlement charge resulted from the purchase of a group annuity contract, which was an action taken to streamline administration, manage financial risk associated with pension plans, and to transfer a portion of the liability associated with VF's U.S. pension plan to an insurance company.

The impairment and pension settlement charges resulted in a net tax benefit of $58.6 million and $72.4 million in the three and six months ended September 2022, respectively.

(d) Amounts shown in the table have been calculated using unrounded numbers. The GAAP diluted earnings per share was calculated using 387,688,000 and 387,625,000 weighted average common shares for the three and six months ended September 2022, respectively. The adjusted diluted earnings per share impacts were calculated using 388,483,000 and 388,439,000 weighted average common shares for the three and six months ended September 2022, respectively.

Non-GAAP Financial Information

The financial information above has been presented on a GAAP basis and on an adjusted basis, which excludes the impact of transaction and deal related activities, activity related to specified strategic business decisions, impairment and a pension settlement charge. The adjusted presentation provides non-GAAP measures. Management believes these measures provide investors with useful supplemental information regarding VF's underlying business trends and the performance of VF's ongoing operations and are useful for period-over-period comparisons of such operations.

Management uses the above financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. While management believes that these non-GAAP financial measures are useful in evaluating the business, this information should be considered as supplemental in nature and should be viewed in addition to, and not in lieu of or superior to, VF's operating performance measures calculated in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures presented by other companies.

VF CORPORATION

Supplemental Financial Information

Reconciliation of Select GAAP Measures to Non-GAAP Measures - Three and Six Months Ended September 2021

(Unaudited)

(In thousands, except per share amounts)

Three Months Ended September 2021	As Reported under GAAP	Transaction and Deal Related Costs (a)	Specified Strategic Business Decisions (b)	Adjusted
Revenues	$3,198,235	$—	$—	$3,198,235

Gross profit	1,718,789	—	5,868	1,724,657
Percent	53.7%			53.9%

Operating income	558,486	(33,886)	9,738	534,338
Percent	17.5%			16.7%

Diluted earnings per share from continuing operations (c)	1.18	(0.09)	0.02	1.11

Six Months Ended September 2021	As Reported under GAAP	Transaction and Deal Related Costs(a)	Specified Strategic Business Decisions (b)	Adjusted
Revenues	$5,392,792	$—	$—	$5,392,792

Gross profit	2,957,795	—	12,069	2,969,864
Percent	54.8%			55.1%

Operating income	761,370	(102,482)	23,862	682,750
Percent	14.1%			12.7%

Diluted earnings per share from continuing operations (c)	1.57	(0.24)	0.05	1.38

(a) Transaction and deal related activities include activities associated with the acquisition of Supreme Holdings, Inc. for the three and six months ended September 2021. Transaction and deal related activities include a decrease in the estimated fair value of the contingent consideration liability of $35.0 million and $108.0 million for the three and six months ended September 2021, respectively, and integration costs of $1.1 million and $5.5 million for the three and six months ended September 2021, respectively. The transaction and deal related activities resulted in a net tax benefit of $1.2 million and net tax expense of $8.3 million in the three and six months ended September 2021, respectively, primarily related to the impact of the decreases in the estimated fair value of the contingent consideration liability on the interim tax rate calculations.

(b) Specified strategic business decisions for the three and six months ended September 2021 include costs related to VF's business model transformation of $0.2 million and $1.7 million in the three and six months ended September 2021, respectively, related primarily to restructuring and other costs. Specified strategic business decisions also include costs related to a transformation initiative for our Asia-Pacific regional operations of $13.3 million and $21.8 million in the three and six months ended September 2021, respectively. Specified strategic business decisions also include cost optimization charges and other activities, including the sale of certain assets, indirectly related to the divestiture of the Occupational Workwear business, which totaled income of $3.8 million and costs of $0.4 million during the three and six months ended September 2021, respectively. The specified strategic business decisions also include non-operating income of $1.7 million during the three and six months ended September 2021 associated with VF's transformation initiatives. The specified strategic business decisions resulted in a net tax benefit of $1.0 million and $3.2 million in the three and six months ended September 2021, respectively.

(c) Amounts shown in the table have been calculated using unrounded numbers. The diluted earnings per share impacts were calculated using 394,017,000 and 394,072,000 weighted average common shares for the three and six months ended September 2021, respectively.

Non-GAAP Financial Information

The financial information above has been presented on a GAAP basis and on an adjusted basis, which excludes the impact of transaction and deal related costs and activity related to specified strategic business decisions. The adjusted presentation provides non-GAAP measures. Management believes these measures provide investors with useful supplemental information regarding VF's underlying business trends and the performance of VF's ongoing operations and are useful for period-over-period comparisons of such operations.

Management uses the above financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. While management believes that these non-GAAP financial measures are useful in evaluating the business, this information should be considered as supplemental in nature and should be viewed in addition to, and not in lieu of or superior to, VF's operating performance measures calculated in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures presented by other companies.

VF CORPORATION Supplemental Financial Information Top 4 Brand Revenue Information (Unaudited)

	Three Months Ended September 2022				Six Months Ended September 2022
Top 4 Brand Revenue Growth	Americas	EMEA	APAC	Global	Americas	EMEA	APAC	Global
Vans®
% change	(11)%	(12)%	(20)%	(13)%	(4)%	(11)%	(30)%	(10)%
% change constant currency*	(11)%	2%	(14)%	(8)%	(4)%	2%	(26)%	(6)%
The North Face®
% change	11%	(5)%	31%	8%	19%	4%	25%	15%
% change constant currency*	11%	11%	37%	14%	19%	20%	30%	21%
Timberland®
% change	(6)%	2%	(11)%	(4)%	(5)%	9%	(1)%	0%
% change constant currency*	(5)%	19%	(4)%	3%	(5)%	26%	5%	7%
Dickies®
% change	(17)%	(1)%	(35)%	(19)%	(17)%	5%	(27)%	(17)%
% change constant currency*	(17)%	16%	(27)%	(15)%	(17)%	21%	(20)%	(14)%
*Refer to constant currency definition on previous pages.

VF CORPORATION Supplemental Financial Information Geographic and Channel Revenue Information (Unaudited)

	Three Months Ended September 2022
	% Change	% Change Constant Currency*
Geographic Revenue Growth
Americas	(3)%	(3)%
EMEA	(4)%	12%
APAC	(6)%	2%
Greater China	(15)%	(10)%
International	(5)%	8%
Global	(4)%	2%

	Six Months Ended September 2022
	% Change	% Change Constant Currency*
Geographic Revenue Growth
Americas	1%	1%
EMEA	1%	16%
APAC	(12)%	(6)%
Greater China	(23)%	(19)%
International	(3)%	8%
Global	(1)%	4%

	Three Months Ended September 2022
	% Change	% Change Constant Currency*
Channel Revenue Growth
Wholesale (a)	(4)%	3%
Direct-to-consumer	(4)%	1%
Digital	(7)%	(1)%

	Six Months Ended September 2022
	% Change	% Change Constant Currency*
Channel Revenue Growth
Wholesale (a)	2%	8%
Direct-to-consumer	(5)%	(1)%
Digital	(13)%	(8)%

	As of September
	2022	2021
DTC Store Count
Total	1,283	1,358

*Refer to constant currency definition on previous pages.
(a) Royalty revenues are included in the wholesale channel for all periods.

Contacts

Investor Contact:
Allegra Perry
ir@vfc.com

Media Contact:
Colin Wheeler
corporate_communications@vfc.com